Exhibit 99.1
Globecomm Reports Fiscal 2011 Fourth Quarter and Fiscal Year 2011 Financial Results
     HAUPPAUGE, N.Y.—(BUSINESS WIRE)—September 8, 2011— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of communications solutions and services, today announced financial results for the fiscal 2011 fourth quarter and fiscal year ended June 30, 2011. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights:
•	Service revenues for the quarter increased 32.7% to a record $52.5 million as compared to $39.6 million in the same period last year. For the twelve months ended June 30, 2011, service revenues increased 39.0% to a record $188.7 million as compared to $135.8 million last year.
•	Consolidated revenues for the quarter increased 25.6% to a record $88.3 million as compared to $70.3 million in the same period last year. For the twelve months ended June 30, 2011, consolidated revenues increased 20.4% to a record $274.2 million as compared to $227.8 million last year.
•	Adjusted EBITDA for the quarter increased 45.9% to a record $10.2 million as compared to $7.0 million in the same period last year. For the twelve months ended June 30, 2011, adjusted EBITDA increased 62.3% to a record $33.9 million as compared to $20.9 million last year.
•	Adjusted diluted net income per common share for the quarter increased 53.8% to a record $0.20 as compared to $0.13 last year. For the twelve months ended June 30, 2011, adjusted diluted net income per common share increased 77.1% to $0.62 as compared to $0.35 last year.
•	Diluted net income per common share for the quarter decreased 47.4% to $0.10 as compared to $0.19 last year. For the twelve months ended June 30, 2011, diluted net income per common share increased 7.9% to $0.41 as compared to $0.38 last year.
Fiscal Year 2011 Fourth Quarter Results
     Revenues for the Company’s fiscal 2011 fourth quarter increased 25.6% to a record $88.3 million as compared to $70.3 million in the same period last year. Revenues from services increased 32.7% to a record $52.5 million as compared to $39.6 million in the same period last year. Growth in the Company’s access and hosted product lines were the primary drivers of the quarterly revenue growth, coupled with a three month contribution from Globecomm’s acquisition of ComSource completed on April 8th, 2011. In particular, the Company continues to see strength in the wireless and government vertical marketplaces.
     Revenues from infrastructure solutions increased by 16.5% to $35.7 million as compared to $30.7 million in the same period last year. The Company’s infrastructure government business unit is experiencing growth during difficult economic times. Globecomm expects infrastructure solutions revenues to experience quarter-to-quarter shifts and may reduce as a percentage of the Company’s overall consolidated revenues as the service segment continues to expand.
     Net income for the Company’s fiscal 2011 fourth quarter decreased to $2.2 million, or $0.10 diluted net income per common share, as compared to net income of $4.0 million, or $0.19 diluted net income per common share in the same period last year. In the fiscal 2011 fourth quarter the Company recorded the following adjustments:
•	A previously announced $1.9 million ($0.08 per diluted share) charge for the remaining earn-out obligation with respect to the Company’s acquisition of Carrier to Carrier Telecom B.V. and Evolution Communications Limited (C2C/Evocomm). This charge, while accelerated, resulted from the change in fair value of the earn-out as a result of the better than expected performance of the two entities. Globecomm anticipates that this saved the Company up to $1.0 million in future charges based on the continued improved performance of the two entities and has allowed management to focus on accelerating synergies as the Company proceeds with integration of acquired entities.
•	A $0.4 million ($0.02 per diluted share) charge for an increase in the fair value of the earn-out resulting from the Company’s acquisition of ComSource completed on April 8, 2011.
     Excluding these charges, the Company’s adjusted diluted net income per common share increased 53.8% to $0.20 as compared to $0.13 in the same period last year.
     Adjusted EBITDA for the fourth quarter of 2011 increased to $10.2 million, a quarterly record, as compared to adjusted EBITDA of $7.0 million in the fourth quarter of 2010. The increase in adjusted EBITDA has resulted mainly from the performance and overall synergies the Company is experiencing in the service segment from acquisitions.
Fiscal Year 2011 Full Year Results
     Revenues for the Company’s fiscal year ended June 30, 2011 increased 20.4% to $274.2 million, a Company record, as compared to $227.8 million last year. Revenues from services increased 39.0% to a record $188.7 million as compared to $135.8 million last year. Growth in the Company’s access product line was the primary driver of the full year revenue growth, coupled with a full year of contribution from the C2C/Evocomm acquisition, which was completed on March 5, 2010 and provided four months of revenue contribution in fiscal 2010, along with a three month contribution from Globecomm’s acquisition of ComSource completed on April 8th, 2011. In particular, the Company continues to see strength in the wireless and government vertical marketplaces.
     Revenues from infrastructure solutions decreased 7.1% to $85.5 million as compared to $92.0 million last year. The decrease in infrastructure solutions revenues was primarily driven by a large job from NATO, which was anticipated to be recognized as revenue in the fourth quarter and will be recognized in fiscal 2012.
     Net income for the Company’s fiscal year ended June 30, 2011 increased to $9.0 million or $0.41 diluted net income per common share, compared to net income of $7.9 million or $0.38 diluted net income per common share last year. During the fiscal 2011 the Company recorded the following adjustments:
•	Non-recurring acquisition expenses of $0.5 million ($0.02 per diluted share) per share relating to the acquisition of ComSource completed on April 8, 2011.
•	Non-recurring tax credit of $0.7 million ($0.03 per diluted share) related to research and development tax credits for fiscal years 2005 and 2010.
•	A $4.5 million charge ($0.20 per diluted share) for the fair value of the earn-out of the C2C/Evocomm acquisition as a result of the better than anticipated performance. On June 17, 2011, Globecomm announced that the Company would take a final $1.9 million ($0.08 per diluted share) charge for the remaining earn-out obligation. Globecomm anticipates that this saved the Company up to $1.0 million in future charges based on the continued improved performance of the two entities.
•	A $0.4 million ($0.02 per diluted share) charge for an increase in the fair value of the earn-out resulting from the Company’s acquisition of ComSource.
     Excluding these net charges, the Company’s adjusted diluted net income per common share increased 77.1% to $0.62 as compared to $0.35 in the same period last year.
     Adjusted EBITDA for fiscal 2011 increased 62.3% to $33.9 million compared to $20.9 million last year. The increase in adjusted EBITDA has mainly resulted from the performance and overall synergies the Company is experiencing in the service segment from acquisitions.
Fiscal Year 2011 Highlights
Corporate
•	Acquired ComSource Inc., the largest acquisition in Globecomm’s history, a Frederick, MD-based wireless engineering company that utilizes their state of the art test facility to provide independent test and evaluation of a variety of wireless telecommunications equipment and related recurring long term application support, including new feature sets.
•	Increased committed credit facility with Citibank from $65 million to $72.5 million. The credit facility accommodates documentary and standby letters of credit, term loans, foreign exchange transactions, and also includes a revolving credit facility. The term loan portion of the facility was increased from $40 million to $50 million in order to accommodate the Company’s continued growth. The credit facility will be used to issue bid bonds and performance bonds relating to projects and contracts worldwide, term loans for potential acquisitions and support for the Company’s working capital needs.
•	Reached a settlement agreement with Satellite Telecom Holdings Limited (formerly Carrier to Carrier Telecom Holdings Limited) on the remaining earn-out obligation with respect to Globecomm’s previously-announced acquisition of Carrier to Carrier Telecom B.V. and Evolution Communications Limited. The Company made a final payment of $4.5 million in July 2011. Globecomm anticipates that this will save the Company up to $1.0 million in potential future charges.
•	Announced the Company was ranked 12th in the large-sized companies category as one of the best companies to work for in New York for 2011. The fourth annual statewide survey and awards program identifies and recognizes the best places of employment in the State of New York.
Services Segment
•	Launched Globecomm Maritime to provide a comprehensive suite of maritime communication solutions for the maritime market sectors, commercial, fishing, leisure and government. Globecomm Maritime is the result of the integration of the Company’s well-known maritime business units with Globecomm’s global managed network communications platform and engineering capabilities. Four well-established Globecomm companies, Telaurus, Mach6, Evosat, and Carrier to Carrier come together under the Globecomm Maritime brand. Each of these four companies has areas of specific expertise, and each adds a vital piece to the communication jigsaw so that whatever the customer’s requirements, whether they be Inmarsat, Iridium or VSAT based, Globecomm Maritime has the solution in its portfolio.
•	Announced that the Company is preparing its wireless hosted platform for migration to 4G/ LTE. Globecomm’s multi-technology, flexible wireless platform will enable 2G and 3G operators to cost-effectively migrate to 4G/LTE. This new upgraded platform will encompass the migration of both CDMA/EVDO and GSM/UMTS to LTE.
•	Awarded GSA FCSA Schedule-70 Special Identification Numbers (SIN) 132-54 Transponded and 132-55 Subscription service. Both Indefinite Delivery/Indefinite Quantity (IDIQ) awards cover a period of five years with two, five year renewal options. The overall value of the IDIQ is approximately $3 billion.
     The U.S. government-wide Transponded Services SIN pertains to the leasing of short and long term satellite bandwidth for most frequency bands, locations and transponder configurations. The Subscription Services SIN includes leasing short and long term communications services such as Inmarsat and Iridium as well as managed broadband services that enable robust connectivity and quick provisioning.
•	Received an increase in scope under a multi-year contract with a major U.S. Government prime contractor. During the first four years of the contract, $95.0 million has been authorized by the customer. The customer has now exercised its option to authorize $57.0 million for the fifth contract year, bringing the contract total to $152.0 million.
Infrastructure Segment
•	Awarded Ka-Band contract by Hughes valued at $18.0 million to design, install, and test multiple Ka-band earth stations within the US, as part of the nation’s leading broadband satellite service infrastructure owned and operated by Hughes. The agreement includes options, which if exercised would bring the total contract value up to $24.0 million over 5 years.
•	Announced the launch of its next generation Auto-Explorertm 1.2 Meter Multi-Band terminal. The versatile, auto-aligning VSAT antenna uses band-specific feed cartridges with integrated RF electronics to enable quick and simple frequency conversion in the field from X to Ka to Ku satellite bands, and supports several OEM L-band modem products from CEFD, iDirect, HNS and Viasat. Available in single, dual or tri-band configurations, it supports voice, fax, data, video, Internet and LAN-to-LAN connections, and is among the first auto acquisition terminals in this class to be ARSTRAT-certified for Ka-band WGS operation.
•	Announced the introduction of FAST (Forward Deployed Asset Support Terminal), which provides organizations quick-deploy communications solutions. FAST differentiates itself from other disaster-recovery solutions, in that the platform is enterprise-class, able to deliver tens of megabits of connectivity and technology options that can turn the platform into a multipurpose hub for local communications. With the FAST terminal comes a range of support, logistic, and service solutions including ready-to-deploy technical personnel to provide set-up and maintenance of the hub on short notice, coordination of shipping, travel and customers, and satellite bandwidth on demand with no reservation fee.
•	Received contract extension from NATO valued at $8.5 million for GPS-Based Force Tracking System. Globecomm previously announced approximately $44 million in contracts from NATO for this project to design and install a GPS FTS, bringing the combined contract value to approximately $52.5 million. The FTS provides NATO with high levels of tracking data and messaging traffic.
Management’s Review of Results and Expectations
     David Hershberg, Chairman and CEO, said “Despite the continued economic downturn that is providing a difficult operating environment for the Company’s infrastructure segment, Globecomm is proud to have completed yet another year of record revenues and adjusted EBITDA, along with projecting another record year for both these metrics in fiscal 2012. We continue to expand the Company’s sales force, invest in new products, expand the global service network footprint and look for strategic acquisition opportunities. The balance sheet remains strong and the Company anticipates strong cash flow in fiscal 2012, which will provide ample liquidity to execute the business plan. Furthermore, we see tremendous opportunity in the wireless and government vertical marketplaces.” Mr. Hershberg continued, “The ComSource acquisition, completed in fiscal 2011, is executing as anticipated and we are very excited about their future. I want to thank the entire Globecomm team for an excellent year and look forward to a strong year ahead.”
     Keith Hall, President and COO, added “We continue to execute on our vision toward becoming the global leader in customized managed and hosted communication solutions and are proud to report another successful year of growth and profitability. Our vision has led to the development of a diverse set of recurring revenue streams within our service business segment and highlights our overall fiscal performance. The combination of our infrastructure engineering know-how with our world-class global network provides us a unique competitive advantage and positions us for success in the emerging next generation communication marketplace. Toward this goal we will be addressing several new initiatives in fiscal 12 including development and enhancement of our pre-engineered solutions, hosted soft switch and wireless applications, Tempo Enterprise Media Platform and our Ka Band based solution offerings.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2012
Globecomm currently expects the following financial results for the fiscal year 2012:
•	Consolidated revenues to be between $370 and $400 million.
•	Service segment revenues to be between $220 and $230 million.
•	GAAP diluted net income per common share to be between $0.65 and $0.75.
•	Adjusted diluted net income per common share to be between $0.73 and $0.83.
•	Adjusted EBITDA to be between $42.5 and $46.0 million.
Non-GAAP Measures
     Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under a new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition related costs are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of acquisition related costs and the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.
     Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.
     Reconciliation of adjusted diluted net income per common share excludes acquisition related costs, earn-out fair value adjustments and non-recurring tax adjustments. These amounts are not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. The non-recurring tax adjustment primarily relates to research and development tax credits for fiscal 2005 thru 2010, therefore they have been excluded as a non-GAAP measure to provide better comparability of results.
     Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
     Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.
     Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
     This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.
     We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
     SOURCE: Globecomm Systems Inc.
For Globecomm Investor Relations information:
Matthew Byron, 631-457-1301
Senior Vice President, Corporate Office IR/M&A
ir@globecommsystems.com
or
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, NY 11788
Phone: 631-231-9800; Fax: 631-231-1557
Web: http://www.globecommsystems.com
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues from services	$52,541	$39,600	$188,700	$135,796
Revenues from infrastructure solutions	35,720	30,659	85,491	92,021

Total revenues	88,261	70,259	274,191	227,817

Costs and operating expenses:
Costs from services	35,561	28,517	131,329	99,424
Costs from infrastructure solutions	30,350	25,488	70,423	75,974
Selling and marketing	5,087	4,161	18,015	14,977
Research and development	1,572	1,069	4,304	3,342
General and administrative	9,505	6,748	30,038	23,957
Earn-out fair value adjustments	2,275	155	4,824	178

Total costs and operating expenses	84,350	66,138	258,933	217,852

Income from operations	3,911	4,121	15,258	9,965
Interest income	42	60	186	386
Interest (expense)	(192)	(79)	(410)	(106)
Income before income taxes	3,761	4,102	15,034	10,245
Provision for income taxes	1,603	87	6,046	2,343

Net income	$2,158	$4,015	$8,988	$7,902

Basic net income per common share	$0.10	$0.19	$0.42	$0.38

Diluted net income per common share	$0.10	$0.19	0.41	$0.38
Weighted-average shares used in the calculation of basic net income per common share	21,642	20,842	21,332	20,560

Weighted-average shares used in the calculation of diluted net income per common share	22,459	21,318	22,026	20,992

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	June 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$47,964	$42,863
Restricted cash	—	5,025
Accounts receivable, net	59,335	49,222
Inventories	42,429	34,486
Prepaid expenses and other current assets	5,620	3,100
Deferred income taxes	1,642	1,602
Total current assets	156,990	136,298
Fixed assets, net	42,147	37,839
Goodwill	70,171	40,594
Intangibles, net	23,055	16,196
Deferred income taxes	—	7,635
Other assets	2,248	2,148

Total assets	$294,611	$240,710

Liabilities and Stockholders’ Equity
Current liabilities	$77,304	$59,586
Other liabilities	9,248	2,443
Long term debt	20,675	9,375
Deferred income taxes	3,594	2,203
Total stockholders’ equity	183,790	167,103

Total liabilities and stockholders’ equity	$294,611	$240,710

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net income	$2,158	$4,015	$8,988	$7,902
Adjustments:
Interest (income)	(42)	(60)	(186)	(386)
Interest expense	192	79	410	106
Earn-out fair value adjustments	2,275	155	4,824	178
Provision for income taxes	1,603	87	6,046	2,343
Depreciation and amortization	2,871	2,088	9,703	7,479
Stock compensation expense	1,166	645	3,679	2,349
Acquisition related costs	6	—	468	940

Adjusted EBITDA	$10,229	$7,009	$33,932	$20,911

Globecomm Systems Inc.
Reconciliation of adjusted diluted Net Income per common share
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Diluted net income per common share	$.10	$0.19	$.41	$.38
Acquisition related costs (A)	—	—	0.02	0.03
Earn-out fair value adjustments (B)	0.10	0.01	0.22	0.01
Non-recurring tax adjustments (C)	—	(0.07)	(0.03)	(0.07)
Adjusted diluted net income per common share	$0.20	$0.13	$0.62	$0.35

(A)	Amounts represent acquisition costs of approximately $0.5 million related to the Company’s acquisition of ComSource (completed on April 8, 2011) for the year ended June 30, 2011 and acquisition costs of approximately $0.9 million related to the Company’s acquisition of C2C/Evocomm for the year ended June 30, 2010.
(B)	Amounts represent an increase in fair value of the earn-out of the C2C/Evocomm acquisition. This increase was primarily due to C2C/Evocomm performing better than our original forecasts based on current and future anticipated results. Additionally, the amount includes $0.4 million related to ComSource acquisition.
(C)	Amounts represent non-recurring tax adjustments related to research and development tax credits for fiscal years 2005 thru 2010.